CUMBERLAND TECHNOLOGIES, INC.
                             4311 West Waters Avenue
                                    Suite 401
                              Tampa, Florida 33614


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF CUMBERLAND TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of CUMBERLAND TECHNOLOGIES, INC. (the "Company") will be held at the office of Cumberland Technologies, Inc., 4311 West Waters Avenue, Suite 401, Tampa, Florida 33614 on October 5, 2000 at 1:00 p.m., Tampa time, for the following purposes:

         1. To elect three directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The proxy statement dated September 5, 2000 is attached.

         Only record holders of the Company's $.001 par value Common Stock at the close of business on August 28, 2000 will be eligible to vote at the meeting.

         Your attendance at the annual meeting is very much desired. However, if there is any chance you may not be able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.


                                             By Order of the Board of Directors:

                                             By:  /s/ CAROL S. BLACK
                                             -----------------------------------
                                             Carol S. Black, Secretary


Date: September 5, 2000

     A copy of the Annual Report on Form 10-K of Cumberland Technologies, Inc. for the fiscal year ended December 31, 1999 containing financial statements is enclosed.

                          CUMBERLAND TECHNOLOGIES, INC.
                             4311 West Waters Avenue
                                    Suite 401
                              Tampa, Florida 33614

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
               --------------------------------------------------

         This statement is furnished for the solicitation by the Board of Directors of proxies for the annual meeting of shareholders of Cumberland Technologies, Inc. ("Cumberland," or the "Company") to be held on October 5, 2000, at 1:00 p.m., Tampa time, at the office of Cumberland Technologies, Inc., 4311 West Waters Avenue, Suite 401, Tampa, Florida 33614. The sending in of a signed proxy will not affect the shareholder's right to attend the meeting and vote in person. A signed proxy may be revoked by the sending in of a timely but later dated, signed proxy. Any shareholder giving a proxy may also revoke it at any time before it is exercised by giving oral or written notice to Carol S. Black, Secretary of the Company, at the offices of the Company. Oral notice may be delivered by telephone call to Ms. Black, at the offices of the Company, at
(813) 885-2112.

         Holders of record of the Company's $.001 par value Common Stock at the close of business on August 28, 2000, will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. At the close of business on July 28, 2000, the Company had outstanding a total of 5,553,244 shares of $.001 par value common stock (excluding a total of 318,112 shares of treasury stock held by the Company, which are not entitled to vote). Each such share will be entitled to one vote (non-cumulative) at the meeting.

         Other than the matters set forth herein, management is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares represented by the effective proxies and intend to vote them in accordance with their best judgment.

         This proxy statement and the attached proxy were first mailed to security holders on behalf of the Company on or about September 5, 2000. Properly executed proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to any matter to be acted upon at the meeting, the shares will be voted as indicated by the shareholder. If the person solicited does not specify a choice with respect to election of directors, the shares will be voted "FOR" the nominees identified below for election as directors. In addition to the solicitation of proxies by the use of the mails, directors and officers of the Company may solicit proxies on behalf of the Board by telephone, telegram and personal interview. Such persons will receive no additional compensation for their solicitation activities, and will be reimbursed only for their actual expenses in connection therewith. The costs of soliciting proxies will be borne by the Company.

VOTING PROCEDURES AND VOTE REQUIRED
-----------------------------------

         The Secretary of Cumberland, in consultation with the judges of election, who will be employees of the Company's transfer agent, shall determine the eligibility of persons present at the Annual Meeting to vote and shall determine whether the name signed on each proxy card corresponds to the name of a shareholder of the Company. The Secretary, based on such consultation, shall also determine whether or not a quorum of the shares of the Company (consisting of a majority of the votes entitled to be cast at the Annual Meeting) exists at the Annual Meeting. Both abstentions from voting and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business. If a quorum exists and a vote is taken at the Annual Meeting, the Secretary of the Company, with the assistance of the judges of election, shall tabulate (i) the votes cast for or against each proposal and
(ii) the abstentions in respect of each proposal.

         Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Since there are three directorships to be filled, this means that the three individuals receiving the most votes will be elected. Abstentions and broker non-votes will therefore not be relevant to the outcome.

         The Company's Directors and Executive Officers beneficially owned as of June 30, 2000 75.6% of the shares of Cumberland Common Stock and intend to vote such shares in favor of the nominees named below.

ELECTION OF DIRECTORS
---------------------

         The proxy holders intend to vote "FOR" election of the nominees named below (who are currently members of the Board) as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on October 5, 2000 will hold office until the next Annual Meeting or until their successors are elected and qualified.

         Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election in his stead of such other person as the Board may recommend.

         The individuals listed below as nominees for the Board of Directors were directors of the Company during 1999. The name and age of each nominee, his principal occupation, and the period during which such person has served as a director is set forth below:



                                                             Shares of Cumberland      Percent of
                                                               Stock Beneficially      Outstanding
                                                               Owned at June 30,       Shares of
Name of Nominee             Service as Director       Age          2000(1)             Cumberland Stock
-----------------------     ------------------        ---    --------------------      ----------------

Francis M. Williams (4) ..  since 1991                57         3,763,937 (2)              67.8%
Andrew J. Cohen (4) ......  since 1997                45            47,590 (3)                 *
R. Donald Finn (4) .......  since 1999                56             7,131 (5)                 *

----------------
    *Ownership represents less than 1% of outstanding shares of Cumberland Common Stock.

(1) Except as otherwise noted, the nature of the beneficial ownership for all shares is sole or shared voting and investment power.

(2) Includes 2,465,582 shares owned by Mr. Francis Williams; 1,061,731 shares allocated to Mr. Williams based on his 63.9% ownership in Kimmins Corp. ("KC"), 29,346 shares owned by Mr. Williams' wife; 14,777 shares held by Mr. Williams as trustee for his wife and children and 153,050 held by various real estate partnerships of which Mr. Williams is 100 percent owner. Mr. Williams owns 63.9% of the outstanding common stock of Kimmins Corp. and is its Chairman and Chief Executive Officer.

(3) Includes 50% of the 72,540 shares owned by C&C Properties a partnership in which Mr. Cohen has a 50% ownership, 6,320 shares held in trust for Mr. Cohen's minor children and options to purchase 5,000 shares of Cumberland Technologies, Inc. common stock.

(4)  Member of the Audit Committee.

(5) Includes 2,131 shares owned by Mr. R. Donald Finn and options to purchase 5,000 shares of Cumberland Technologies, Inc., common stock.

     Francis M. Williams has been Chairman of the Board of Cumberland since its inception and, until June 1992, was President of Cumberland. In addition, Mr. Williams has been Chairman of the Board and Director of Cumberland Casualty & Surety Company ("CCS") from inception and President and Chairman of the Board of KC since its inception in 1979. Mr. Williams was the Chairman of the Board of Directors of College Venture Equity Corp., a small business investment company; and since June 1981, he has been Chairman of the Board, Director, and sole stockholder of Kimmins Coffee Service, Inc., an office coffee service company. Mr. Williams has also been a director of the National Association of Demolition Contractors and a member of the executive committee of the Tampa Bay International Trade Council.

     Joseph M. Williams has been the Secretary, Treasurer and a Director of Cumberland since its inception and since June 1992 has been President of Cumberland. In addition, Mr. Williams has been the Secretary and Treasurer of Kimmins Corp. since October 1988, the Vice President, Secretary, and Treasurer of CCS since April 1989, and Vice President, Secretary, and Treasurer of SSI since August 1989. From June 1985 through October 1988, Mr. Williams was the secretary of Kimmins Corp. a predecessor of KC. Mr. Williams has been employed by the Company and Kimmins Corp. in various capacities since January 1984. From January 1982 to December 1983, he was the managing partner of Williams and Grana, a firm engaged in public accounting. From January 1978 to December 1981, Mr. Williams was employed as a senior tax accountant with Price Waterhouse & Co. Joseph M. Williams is the nephew of Francis M. Williams.

     Andrew J. Cohen was elected as a Director to Cumberland's Board effective February 24, 1997. Since June of 1972, Mr. Cohen has been co-President of ABC Fabric of Tampa, Inc. which is now the fourth largest private retail fabric company in the United States. Mr. Cohen brings both national marketing and corporate management experience to Cumberland.

     R. Donald Finn was elected as a Director to Cumberland's Board effective September 9, 1999. For more than the last five years, Mr. Finn has been a partner in the law firm of Gibson, McAskill & Crosby, located in Buffalo, New York, where Mr. Finn has practiced law for more than the last 25 years.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
      --------------------------------------------------------------------

     Meetings of the Board of Directors. During 1999, there was one meeting of the Board of Directors.

     Director Compensation. During the year ended December 31, 1999, the Company paid all Directors an annual fee of $5,000. In addition, directors are reimbursed for expenses incurred in connection with their services as a director.

     CTI has 400,000 shares of its common stock reserved for issuance for the exercise of options to be granted under its stock option plan (the "Plan"). Options granted under the Plan, in general, expire no later than ten years from the date of grant. The directors are eligible to receive stock options at the discretion of the board.

     Audit Committee. The Company's Audit Committee consists of Mr. Francis M. Williams, Chairman of the Board and two non-employee directors: Mr. Cohen and Mr. Finn. The Audit Committee did not meet during 1999. The function of the Audit Committee is to review the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors.

     Compensation Advisory Committee. Cumberland does not have a standing compensation committee of the Board of Directors.

     Nominating Committee. Cumberland does not have a standing nominating committee of the Board of Directors.

     During 1999, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other Company filings, including this proxy statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
           ----------------------------------------------------------

     There is no formal compensation committee of the Board of Directors or other committee of the Board performing equivalent functions. Compensation is determined by Francis M. Williams, Chairman of the Board of the Company under the direction of the Board of Directors. There is no formal compensation policy for the Chief Executive Officer of the Company. Compensation of the Chief Executive Officer, which primarily consists of salary, is based generally on performance and the Company's resources. Compensation for Mr. Joseph Williams has been fixed annually each year by the Chairman of the Board. Mr. Joseph Williams' compensation is not subject to any employment contract.

     In general, following initial employment, the granting of stock-based incentives is considered by the Company to be justified when the Company's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. The Board thinks it unlikely that any participants in the Company's stock plans will, in the foreseeable future, receive in excess of $1 Million in aggregate compensation (the maximum amount for which an employer may claim a compensation deduction pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, unless certain performance-related compensation exemptions are met) during any fiscal year, and has therefore determined that the Company will not take any affirmative action at this time to meet the requirements of such exemptions.


                                      By:  /s/ Francis M. Williams
                                      ------------------------------------------
                                      Francis M. Williams, Chairman of the Board


                                      By: /s/ Andrew J. Cohen
                                      ------------------------------------------
                                      Andrew J. Cohen, Director


                                      By: /s/ R. Donald Finn
                                      ------------------------------------------
                                      R. Donald Finn, Director

                                PERFORMANCE GRAPH
                                -----------------

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market and of companies listed on the Nasdaq Stock Market in Securities Industrial Code (SIC Code 6351) in the surety industry. The returns for the peer group were weighted according to each issuer's market capitalization. The Company's Common Stock (symbol "CUMB") had been traded in the over-the-counter market since October 1, 1992. Effective December 16, 1996, Cumberland was approved and included in the trading on the Nasdaq Small Cap Market. The Performance Graph shows total return on investment for the period beginning December 31, 1994 and ending December 31, 1999. Total return assumes reinvestment of dividends.

       THE CURRENT COMPOSITION OF THE SURETY INDUSTRY CODE IS AS FOLLOWS:
       ------------------------------------------------------------------

    ACMAT Corp. Cla           Frontier Insurance Group        Penn America Group
    AMBAC Financial Group     MBIA Inc.                       PMI Group Inc.
    Amwest Insurance Group    MGIC Investments Corp.


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                                  VALUE OF $100 INVESTED ON DECEMBER 31, 1994 AT:
                                                  -----------------------------------------------

                                          12/94       12/95        12/96        12/97          12/98        12/99
                                    -----------   ---------    ---------    ---------     ----------   ----------
CUMBERLAND .........................       $100        $ 48         $458          420           $305         $229
PEER GROUP .........................        100         144          197          291            245          257
NASDAQ MARKET ......................        100         141          174          213            300          558


EXECUTIVE COMPENSATION
----------------------

     The following table sets forth the compensation paid or accrued by the Company to the Company's President and the President of Cumberland Casualty & Surety Company ("CCS"). No other executive officer received compensation of $100,000 or more in 1999. The information presented is for the years-ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                          Annual Compensation
                                                      --------------------------
Name of Individual and Principal Position             Year    Salary      Bonus
-----------------------------------------             ----    ------    --------
Joseph M. Williams, President and Treasurer:          1999  $ 95,000    $ 60,000
                                                      1998  $ 95,000    $ 30,000
                                                      1997  $ 95,000    $ 30,000

Edward J. Edenfield IV, President of CCS:             1999  $115,000    $ 35,000
                                                      1998  $116,731    $ 25,000
                                                      1997  $105,000        --

     Grant of Options. During 1999, no options were granted to Mr. Williams or Mr. Edenfield. No stock appreciation rights (SARs) have been granted by the Company.

     Options Exercised. The following table sets forth information regarding the number of options held by the Company's President and President of CCS including the value of unexercised in-the-money options as of December 31, 1999. Mr. Williams exercised 24,000 options in 1999. The closing price of the Company's Common Stock on December 31, 1999 used to calculate the value of unexercised options was $1.75 per share.

            AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTIONS/SAR VALUES
                       ----------------------------------

                                                           Value of Unexercised
                       Number of Securities Underlying         In-the-Money
                        Unexercised Options at Fiscal      Options at Fiscal
                         Year End (#) Exercisable            Year End ($)(1)
Name                        /Unexercisable             Exercisable/Unexercisable
----                   ------------------------------- -------------------------

Joseph M. Williams ...            100,000/0                   $175,000/0
Edward J. Edenfield IV             16,000/0                    $28,000/0

     Option Repricing. The Company did not reprice any stock options in 1997, 1998 or 1999 and, to date, has not issued any stock appreciation rights.

     Employment  Agreements.   The  Company  has  not  entered  into  employment
agreements with any of its executives.

     Compensation Advisory Committee Interlocks and Insider Participation. There is no compensation committee of the Company's Board of Directors or other committee of the Board performing equivalent functions. The person who performs the equivalent function is Francis M. Williams, Chairman of the Board. Francis Williams serves as an executive officer and director of Kimmins Corp. of which Joseph Williams is also an executive officer.

CERTAIN RELATIONSHIPS
---------------------

     Surplus Debentures/Term Note. In 1988, CCS, a wholly-owned subsidiary of the Company, issued a surplus debenture to KC in exchange for $3,000,000 which bears interest at 10 percent per annum. In 1992, the debenture due to KC from CCS was assigned to the Company. Interest and principal payments are subject to approval by the Florida Department of Insurance. On April 1, 1997, the Company forgave $375,000 of its $3,000,000 surplus debenture due from CCS. As a result, CCS increased paid-in-capital by $375,000. As of December 31, 1999, no payments could be made under the terms of the debenture. On June 30, 1999, the Company forgave $576,266 of its $2,625,000 surplus debenture due from CCS. As a result, CCS increased paid-in-capital to $1,000,000 from $423,734.

     The Company entered into a term note agreement with KC for the outstanding amount of the surplus debenture, including interest in arrears of ($4,291,049) at September 30, 1992 as part of the Distribution. The term note was pari passi with the other debts of CCS, had a 10 percent interest rate and was due on October 1, 2002.

     Effective October 1, 1996, the Company issued 1,723,290 shares at $3.00 per share of its common stock to Kimmins Corp. (f/k/a Kimmins Environmental Services Corp.) in exchange for surrender of the Company's term note payable in the amount of $5,169,870.

     Effective November 10, 1998 the Company entered into a $1,000,000 convertible term note agreement with TransCor Waste Services, Inc., a subsidiary of KC. The note is due November 10, 2001 and bears interest at 10%. The lender may convert the principal amount of the note or a portion thereof into common stock at $3.00 per share subsequent to a six-month anniversary and prior to the close of business on the maturity date.

     CCS writes surety bonds for KC and its affiliates. Revenues attributable to transactions with KC and its affiliates were $10,342, $14,907 and $1,738 for the years ended December 31, 1999, 1998 and 1997, respectively. Qualex, a subsidiary of the Company, performs consulting services for KC and affiliates. Revenue attributable to transaction with affiliates were $117,075, $282,193 and $310,396 for years ended December 31, 1999, 1998 and 1997, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable were complied with during fiscal 1999.

       OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS
       ------------------------------------------------------------------

     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of Common Stock of Cumberland on June 30, 2000, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by the President of the Company, the President of CCS, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                          Number of             Percentage of
                                          Shares of              Outstanding
                                       Cumberland Stock           Shares of
Beneficial Owner (1)(2)               Beneficially Owned       Cumberland Stock
-----------------------               ------------------       -----------------
Francis M. Williams
c/o Kimmins Corp.
1501 2nd Avenue East
Tampa, Florida 33605 ................      3,763,937 (3)               67.8%

Kimmins Corp.
1501 2nd Avenue East
Tampa, Florida 33605 ................      1,723,590                   31.0%

Joseph M. Williams ..................        358,993 (4)                6.5%

Andrew J. Cohen .....................         47,590 (5)                  *

R. Donald Finn ......................          7,131 (6)                  *

Edward J. Edenfield IV ..............         16,000 (7)                  *

All current Directors and
Executive Officers as a
group (5 persons) ...................      4,197,651                   75.6%
------------
     * Ownership represents less than 1% of outstanding Cumberland Common Stock.

(1) The address of all Officers and Directors of Cumberland listed above, unless listed separately, are in care of Cumberland at 4311 West Waters Avenue, Suite 401, Tampa, Florida 33614.

(2)  Cumberland  believes  that the persons  named in the table have sole voting
     and   investment   power  with  respect  to  all  shares  of  common  stock
     beneficially owned by them, unless otherwise noted.

(3) Includes 2,456,582 shares owned by Mr. Francis Williams; 1,101,182 shares allocated to Mr. Williams based on his 63.9% ownership in Kimmins Corp., 29,346 shares owned by Mr. Williams' wife; 14,777 shares held by Mr. Williams as trustee for his wife and children and 153,050 held by various real estate partnerships of which Mr. Williams is 100 percent Owner. Mr. Williams owns 63.9% of the outstanding common stock of Kimmins Corp. and is its Chairman and Chief Executive Officer.

(4) Includes 88,800 shares owned by Mr. Joseph M. Williams; options to acquire 44,000 shares of the Company's Common Stock; 210 shares held by Mr. Williams as trustee for his children; 219 shares held by the KC 401(k) Plan and ESOP of which Mr. Williams is fully vested. Also includes 205,764 shares held by KC's 401(k) Plan, Profit Participation Plan and ESOP, options to acquire 20,000 shares of the Company's Common Stock held by the ESOP, of which Mr. Williams is a trustee; Mr. Williams disclaims beneficial ownership of these shares.

(5) Includes 50% of the 72,540 shares owned by C&C Properties a partnership in which Mr. Cohen has a 50% ownership and 6,320 shares held in trust for Mr. Cohen's minor children; options to acquire 5,000 shares of Cumberland common stock.

(6) Includes 2,131 shares owned by R. Donald Finn; options to acquire 5,000 shares of Cumberland common stock.

(7)  Includes options to acquire 20,000 shares of Cumberland Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS
------------------------------

     The accounting firm of Deloitte & Touche LLP has served as the independent certified public accountants of the Company since 1999.

     It is anticipated that a representative from the accounting firm of Deloitte & Touche LLP will be present at the annual meeting of shareholders to answer questions and make a statement if the representative desires to do so.

     Ernst & Young LLP were the Company's independent auditors for the fiscal years ending December 31, 1998 and 1997. The Board of Directors of the Company dismissed Ernst & Young LLP as the Company's auditors in November 8, 1999. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1998 and 1997, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure. Ernst & Young LLP furnished the Company with a letter to the Commission stating that it agrees with the above statements.

SHAREHOLDER PROPOSALS
---------------------

     Appropriate proposals of shareholders intended to be presented at the Company's 2001 annual meeting of shareholders must be received by the Company May 8, 2001 for inclusion in its proxy statement and form of proxy relating to that meeting. Appropriate proposals of shareholders intended to be presented at the Company's 2001 annual meeting without inclusion in the proxy statement must be received by the Company by July 22, 2001. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this proxy statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 2000 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K WITHOUT EXHIBITS FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1999. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO CAROL S. BLACK, SECRETARY, CUMBERLAND TECHNOLOGIES, INC., 4311 WEST WATERS AVENUE, SUITE 401, TAMPA, FLORIDA 33614.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.


Dated: September 5, 2000                      By Order of the Board of Directors

                                              By: /s/ CAROL S. BLACK
                                              ----------------------------------
                                              Carol S. Black, Secretary